Exhibit 99.1
Holly Corporation, Holly Energy Partners and Enbridge Plan Oil Pipeline
From Eastern Utah to Salt Lake City area
Informational Open House Meetings Scheduled for Feb. 8 and 9
SALT LAKE CITY — The proposed construction of a 16-inch-diameter underground pipeline to carry crude oil from eastern Utah to Holly’s Woods Cross refinery near Salt Lake City, with connections to other local refineries, will be the subject of public information “open house” meetings Feb. 8 and 9.
The first open house will be Wednesday, Feb. 8, from 7-9 p.m. in the Coalville City Council meeting room, 10 N. Main Street in Coalville. The second open house will be Thursday, Feb. 9, from 7-9 p.m. in building No. 1 at the Davis County Fair Park in Farmington.
As proposed by Holly Corporation (NYSE: HOC), Holly Energy Partners (NYSE: HEP), and Enbridge Energy Company, Inc. [an indirectly, wholly owned subsidiary of Enbridge Inc (TSX/NYSE:ENB)], the proposed pipeline will transport crude oil from an interconnection with Frontier Pipeline near the Wyoming border in eastern Utah. Traveling along existing pipeline corridors most of the way, it will pass through Summit County, Morgan County and into Davis County, terminating at the Holly Refinery in Woods Cross. Approximately four miles of the alignment travels through National Forest Systems lands. A special-use permit is required for the pipeline to cross underground through the forest lands. Representatives of the U.S. Forest Service’s Salt Lake Ranger District will participate in both open house sessions.
“Reliable, efficiently delivered crude oil supplies are needed by area refineries to maintain affordable gasoline prices for the residents of Utah,” said Mark Cunningham, Project Manager.
In addition to the federal special use permit process, Holly, Holly Energy Partners, and Enbridge must acquire right-of-way easements from all private and public landowners along the alignment, as well as permits from a number of federal, state and local agencies.
Those who are interested in learning more and sharing their comments on the proposed pipeline are invited to attend one of the two open house meetings or submit written comments to the Forest Service by Feb. 27. Comments should be addressed to: Loren Kroenke, Salt Lake District Ranger, 6944 S. 3000 West, Salt Lake City, Utah 84121 or Roger Kesterson, Wasatch-Cache National Forest, P.O. Box 129, Mountain View, Wyo. 82939.
ABOUT HOLLY and HOLLY ENERGY PARTNERS
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P.
Holly Energy Partners, L.P., also headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation. The Partnership owns or leases, and operates petroleum pipelines and terminals primarily in Texas, New

Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
ABOUT ENBRIDGE INC. and ENBRIDGE ENERGY COMPANY, INC
Enbridge Energy Company, Inc., is an indirectly, wholly owned subsidiary of Enbridge Inc., a Canadian company. Enbridge is a leader in energy transportation and distribution in North America and internationally. As a transporter of energy, Enbridge operates, in Canada and the United States, the world’s longest crude oil and liquids pipeline system. The Company also has international operations and a growing involvement in the natural gas transmission and midstream businesses. As a distributor of energy, Enbridge owns and operates Canada’s largest natural gas distribution company, and provides distribution services in Ontario, Quebec, New Brunswick and New York State; and is developing a gas distribution system for the Province of New Brunswick. Enbridge employs approximately 4,400 people, primarily in Canada, the United States and South America. Enbridge’s common shares trade on the Toronto Stock Exchange in Canada and on the New York Stock Exchange in the United States under the symbol ENB. Information about Enbridge is available on the Company’s website at www.enbridge.com.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in the companies’ filings with the Securities and Exchange Commission. Although the companies believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION
HOLLY AND HOLLY ENERGY PARTNERS:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation
Holly Energy Partners, L.P.
214/871-3555
ENBRIDGE:
Enbridge Contacts:

Media	Investment Community
Jim Rennie (Calgary)	Bob Rahn
(403) 231-3931	(403) 231-7398
E-mail: jim.rennie@enbridge.com	E-mail: bob.rahn@enbridge.com
Larry Springer (Houston)
(713) 821-2253
E-mail: larry.springer@enbridge.com